EXHIBIT 99.1

Discovery Laboratories Enters Agreement To Acquire 100% of Acute Therapeutics

NEW YORK, Feb. 5, 1998--Discovery Laboratories, Inc. (Discovery) (Nasdaq: DSCO, DSCOU) announced today that it has executed a letter of intent to acquire all outstanding shares of common stock of its majority-owned subsidiary, Acute Therapeutics, Inc. (ATI). Upon completion of the transaction, Robert J. Capetola, Ph.D., currently Chairman and Chief Executive Officer of ATI, will lead the management of Discovery and ATI as President and Chief Executive Officer. Steve H. Kanzer will remain as Chairman of the Board of Discovery. The transaction is subject to a number of conditions including stockholder approval by Discovery and ATI.

The driving force for the transaction, which is structured as a subsidiary merger, is to achieve 100% ownership by Discovery of ATI's product portfolio, strengthen the management team and consolidate development activities. Upon the execution of a definitive merger agreement, Discovery and ATI will enter into a management agreement which shall provide that Discovery will be managed by the ATI management team pending completion of the transaction. Discovery's headquarters will be relocated to ATI's Doylestown, Pa. location.

Dr. Capetola expressed that he was "delighted with this transaction which will allow us to aggressively move forward with an even stronger company." Kanzer stated that, "We believe that Dr. Capetola and the ATI management team have made great progress in their drug development programs and the synergies afforded in this transaction will serve the interests of the stockholders of both companies."

In the transaction, stockholders of ATI will be issued shares of Discovery common stock in exchange for shares of ATI common stock held by them prior to the transaction. Outstanding ATI options will be assumed by Discovery and will become exercisable for Discovery common stock on the same terms and conditions. Securities issued to stockholders and optionholders of ATI will represent approximately 16.24% of Discovery common stock on a fully diluted basis. Upon consummation of the merger, options to purchase an additional 4.67% of Discovery common stock will be granted pursuant to employment agreements with Discovery's new management team and options to purchase an additional 3.37% of Discovery common stock will be granted subject to achievement of certain corporate milestones.

ATI's lead product in development is Surfaxin(TM) for the treatment of acute respiratory distress syndrome (ARDS). Surfaxin(TM) is a novel, proprietary, peptide-containing lung surfactant invented at The Scripps Research Institute. The peptide is KL4, a 21 amino acide peptide modeled after the important SP-B protein in the human surfactant system. Lung surfactants are protein-lipid complexes that coat the airsacs of the lung and facilitate oxygen exchange with blood. ARDS is an acute generalized inflammatory disease of the lung affecting approximately 150,000 persons per year in the U.S. and has an associated mortality rate of approximately 50%. As previously announced on Dec. 11, 1997, ATI has completed enrollment in its 12 patient Phase 1B clinical trial of Surfaxin(TM) in ARDS.

As of Dec. 31, 1997, Discovery and ATI had cash on hand of approximately $11.2 million.

Discovery Laboratories, Inc. is a New York City based development stage pharmaceutical company that is clinically developing proprietary pharmaceuticals to treat post-menopausal osteoporosis, cystic fibrosis and other diseases. ATI, a Doylestown, Pa. company, concentrates its efforts on developing acute care pharmaceuticals and is actively developing therapies for ARDS, meconium aspiration syndrome (MAS) and idiopathic respiratory distress syndrome (IRDS). Discovery's strategy is to accelerate and lower the risk of drug development by acquiring and developing proprietary pharmaceuticals for which significant animal and human testing has already been completed. In addition, Discovery seeks to minimize the cost of drug development by outsourcing preclinical development and manufacturing. More information about Discovery is available on the company's web site at: www.discoverylabs.com

To the extent that statements in this press release are not strictly historical, including statements as to future financial conditions, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements contain in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect the Company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are the risk that financial conditions may change, risks relating to the progress of the Company's research and development and the
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development of competing therapies and/or technologies by other companies. Those associated risks and others are further described in the Company's filings with the Securities and Exchange Commission.


Contact:
     Robert J. Capetola, Ph.D.
     Chairman & Chief Executive Officer
     Acute Therapeutics, Inc.
     215/794-3064
                or
     Steve H. Kanzer, CPA, Esq.
     Chairman
     Discovery Laboratories, Inc.
     212/554-4330
                or
     Dian Griesel, Ph.D.
     The Investor Relations Group, Inc.
     212/664-8489